Exhibit 99.1

Great Elm Capital Corp. Announces

FIRST Quarter 2025 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on May 6, 2025

PALM BEACH GARDENS, Florida, May 5, 2025 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the first quarter ended March 31, 2025.

First Quarter and Other Recent Highlights

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GECC increased its quarterly distribution by 5.7% for the first quarter of 2025 to $0.37 per share, from $0.35 per share, which was paid on March 31, 2025.
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The Board of Directors approved a quarterly dividend of $0.37 per share for the second quarter of 2025, equating to a 14.7% annualized yield on GECC’s May 2, 2025 closing price of $10.09.
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Total investment income (“TII”) for the quarter ended March 31, 2025 was a record $12.5 million.
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Highest cash income quarter in the Company’s history, with only 12% of GECC’s TII attributable to PIK and accretion income.
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Net investment income (“NII”) for the quarter ended March 31, 2025 was $4.6 million, or $0.40 per share, as compared to $2.1 million, or $0.20 per share, for the quarter ended December 31, 2024.
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Increase in NII primarily driven by the receipt of distributions from the CLO Formation JV, LLC (“CLO JV”), as well as income from other new investments.
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GECC received $3.8 million of cash distributions from the CLO JV in the quarter ended March 31, 2025, as compared to $0.5 million in the quarter ended December 31, 2024. Additionally, in April, GECC received $4.3 million of cash distributions from the CLO JV.
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Net assets were $132.3 million, or $11.46 per share, on March 31, 2025, as compared to $136.1 million, or $11.79 per share, on December 31, 2024.
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Decrease in NAV primarily driven by unrealized losses in certain investment positions marked down amid broader market volatility, which we expect would reverse over time assuming market conditions stabilize.
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GECC’s asset coverage ratio was 163.8% as of March 31, 2025, as compared to 169.7% as of December 31, 2024.

Management Commentary

“We are pleased to report strong first quarter results, generating record total investment income of $12.5 million, driven by cash flows from our CLO JV and income from new investments, with NII that exceeded our increased quarterly distribution,” said Matt Kaplan, GECC’s Chief Executive Officer. “Looking ahead, we expect NII to increase in the second quarter, and we remain well positioned to cover our distributions over the course of 2025. We continue to closely monitor the uncertain macro environment and will look to thoughtfully deploy capital into opportunities with compelling risk-adjusted returns, with a focus on creating meaningful value for our shareholders.”

Financial Highlights – Per Share Data

	Q1/2024	Q2/2024	Q3/2024	Q4/2024	Q1/2025
Earnings Per Share (“EPS”)	($0.05)	($0.14)	$0.33	$0.17	$0.04
Net Investment Income (“NII”) Per Share	$0.37	$0.32	$0.39	$0.20	$0.40
Pre-Incentive Net Investment Income Per Share	$0.46	$0.40	$0.49	$0.20	$0.50
Net Realized and Unrealized Gains / (Losses) Per Share	($0.42)	($0.46)	($0.06)	($0.03)	($0.36)
Net Asset Value Per Share at Period End	$12.57	$12.06	$12.04	$11.79	$11.46
Distributions Paid / Declared Per Share	$0.35	$0.35	$0.35	$0.40	$0.37

Portfolio and Investment Activity

As of March 31, 2025, GECC held total investments of $341.9 million at fair value, as follows:

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57 debt investments in corporate credit, totaling approximately $213.2 million, representing 62.4% of the fair market value of the Company’s total investments. Secured debt investments comprised a substantial majority of the fair market value of the Company’s debt investments.
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An investment in Great Elm Specialty Finance, totaling approximately $42.8 million, comprised of one debt investment of $29.7 million and one equity investment of $13.0 million, representing 8.7% and 3.8%, respectively, of the fair market value of the Company’s total investments.
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CLO investments, totaling approximately $52.2 million, representing 15.3% of the fair market value of the Company’s total investments.
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Three dividend paying equity investments, totaling approximately $9.3 million, representing 2.7% of the fair market value of the Company’s total investments.
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Other equity investments, totaling approximately $24.4 million, representing 7.1% of the fair market value of the Company’s total investments.

As of March 31, 2025, the weighted average current yield on the Company’s debt portfolio was 12.3%. Floating rate instruments comprised approximately 73% of the fair market value of debt investments (comparable to last quarter) and the Company’s fixed rate debt investments had a weighted average maturity of 3.0 years.

During the quarter ended March 31, 2025, we deployed approximately $37.4 million into 16 investments(1) at a weighted average current yield of 15.1%.

During the quarter ended March 31, 2025, we monetized, in part or in full, 36 investments for approximately $13.8 million(2), at a weighted average current yield of 12.3%. Monetizations include $7.4 million of mandatory debt paydowns and redemptions at a weighted average current yield of 11.3%.

Financial Review

Total investment income for the quarter ended March 31, 2025 was $12.5 million, or $1.08 per share. Total expenses for the quarter ended March 31, 2025 were approximately $7.9 million, or $0.69 per share, inclusive of excise tax expense.

Net realized and unrealized losses for the quarter ended March 31, 2025 were approximately $4.1 million, or $0.36 per share.

Liquidity and Capital Resources

As of March 31, 2025, cash totaled approximately $1.3 million.

As of March 31, 2025, total debt outstanding (par value) was $207.4 million, comprised of 5.875% senior notes due June 2026 (NASDAQ: GECCO), 8.75% senior notes due September 2028 (NASDAQ: GECCZ), 8.50% senior notes due April 2029 (NASDAQ: GECCI) and 8.125% senior notes due December 2029 (NASDAQ: GECCH), and $12.0 million outstanding on the $25.0 million revolving line of credit.

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.37 per share for the quarter ending June 30, 2025. The second quarter distribution will be payable on June 30, 2025 to stockholders of record as of June 16, 2025.

The distribution equates to a 14.7% annualized dividend yield on the Company’s closing market price on May 2, 2025 of $10.09 and a 12.9% annualized dividend yield on the Company’s March 31, 2025 NAV of $11.46 per share.

Conference Call and Webcast

GECC will discuss these results in a conference at 8:30 a.m. ET on May 6, 2025.

Conference Call Details

Date/Time: Tuesday, May 6, 2025 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $258,148 and $244,378, respectively)	$253,112	$240,958
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $0 and $8,448, respectively)	-	8,448
Affiliated investments, at fair value (amortized cost of $12,378 and $12,378, respectively)	-	-
Controlled investments, at fair value (amortized cost of $94,829 and $87,014, respectively)	88,798	83,304
Total investments	341,910	332,710

Cash and cash equivalents	1,273	-
Receivable for investments sold	2,513	5,065
Interest receivable	4,090	3,306
Dividends receivable	360	364
Due from portfolio company	32	32
Due from affiliates	157	160
Deferred financing costs	213	237
Prepaid expenses and other assets	282	154
Total assets	$350,830	$342,028

Liabilities
Notes payable (including unamortized discount of $5,321 and $5,705, respectively)	$190,079	$189,695
Revolving credit facility	12,000	-
Payable for investments purchased	10,558	11,194
Interest payable	61	32
Accrued incentive fees payable	2,862	1,712
Distributions payable	-	577
Due to affiliates	1,562	1,385
Accrued expenses and other liabilities	1,413	1,320
Total liabilities	$218,535	$205,915

Commitments and contingencies	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 11,544,415 shares issued and outstanding and 11,544,415 shares issued and outstanding, respectively)	$115	$115
Additional paid-in capital	332,111	332,111
Accumulated losses	(199,931)	(196,113)
Total net assets	$132,295	$136,113
Total liabilities and net assets	$350,830	$342,028
Net asset value per share	$11.46	$11.79

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$6,402	$5,987
Non-affiliated, non-controlled investments (PIK)	611	630
Affiliated investments	-	33
Controlled investments	953	931
Total interest income	7,966	7,581
Dividend income from:
Non-affiliated, non-controlled investments	236	386
Controlled investments	3,376	385
Total dividend income	3,612	771
Other commitment fees from non-affiliated, non-controlled investments	-	525
Other income from:
Non-affiliated, non-controlled investments	743	32
Non-affiliated, non-controlled investments (PIK)	174	-
Total other income	917	32
Total investment income	$12,495	$8,909

Expenses:
Management fees	$1,272	$940
Incentive fees	1,150	798
Administration fees	355	385
Custody fees	38	36
Directors’ fees	53	54
Professional services	424	388
Interest expense	4,251	2,807
Other expenses	308	303
Total expenses	$7,851	$5,711
Net investment income before taxes	$4,644	$3,198
Excise tax	$68	$5
Net investment income	$4,576	$3,193

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$264	$2,356
Total net realized gain (loss)	264	2,356
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	(2,066)	(3,533)
Affiliated investments	-	(850)
Controlled investments	(2,321)	(1,624)
Total net change in unrealized appreciation (depreciation)	(4,387)	(6,007)
Net realized and unrealized gains (losses)	$(4,123)	$(3,651)
Net increase (decrease) in net assets resulting from operations	$453	$(458)

Net investment income per share (basic and diluted):	$0.40	$0.37
Earnings per share (basic and diluted):	$0.04	$(0.05)
Weighted average shares outstanding (basic and diluted):	11,544,415	8,659,344